Exhibit 4.2

DESCRIPTION OF THE BROOKLYN IMMUNOTHERAPEUTICS, INC.
SECURITIES REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following information constitutes the “Description of Securities” required by Item 202(a) of Regulation S-K. As of April 27, 2021, Brooklyn ImmunoTherapeutics, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, which is common stock, par value $0.005 per share.

References herein to “we,” “our,” “us,” or “our company” refer to Brooklyn ImmunoTherapeutics, Inc., a Delaware corporation. The following information summarizes the material terms of the common stock as well as relevant provisions of our certificate of incorporation, and bylaws, and the Delaware General Corporation Law. For a complete description of the terms of common stock, please refer to our certificate of incorporation and bylaws.

General

The following description of common stock is intended as a summary only and therefore is not complete. This description is based upon, and is qualified by reference to, our certificate of incorporation and bylaws, each as amended from time to time, and by applicable provisions of the Delaware General Corporation Law. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Authorized Capital

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share. A total of 156,112 shares of preferred stock have been designated as Series A convertible preferred stock. The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws. As of April 27, 2021, 41,506,031 shares of common stock were outstanding and 156,112 shares of Series A convertible preferred stock were outstanding.

Rights of Holders of Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Votes may be cast in person or by proxy. Stockholders do not have cumulative voting rights with respect to election of directors.

Dividends. Holders of common stock are entitled to receive proportionately any dividends as may be declared and paid on common stock from funds lawfully available therefor as and when determined by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, each share of Series A convertible preferred stock has a preference over shares of common stock to the extent of $1.00 per share, but is not otherwise entitled to share in the proceeds of any liquidation, dissolution or winding up.

Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock. Outstanding shares of common stock are non‑assessable. Holders of common stock are not, and will not be, subject to any liability as stockholders.

Rights of Preferred Stock May be Senior to Rights of Common Stock. Our board of directors has the authority, without further action by our stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the holders of common stock.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law may have Anti-Takeover Effects

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and are designed in part to encourage persons seeking to acquire control of us to first negotiate with the board of directors.

Number of Directors; Vacancies

Our certificate of incorporation provides that the number of directors is established by the board of directors, which may delay the ability of stockholders to change the composition of a majority of our board of directors. The board of directors has the exclusive right to elect a director to fill any vacancy or newly created directorship.

Removal of Directors

A director may be removed only by the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the board of directors. These provisions may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Certificate of Incorporation or Bylaws

Any provision of our certificate of incorporation may be amended, altered, changed or repealed in any manner prescribed by law, provided that (a) the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal, or adopt any provision inconsistent with Article X of the certificate of incorporation, which contains the prohibition on stockholder action by written consent and the requirement that special meetings be called only by our board of directors, and (b) Article XI of the certificate of incorporation, which provides that, subject to certain exceptions, no purchase by or from any Controlling Person (as defined below) of shares of our stock owned by such Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of our stock acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of our stock entitled to vote held by Disinterested Stockholders (as defined below), may not be amended without the affirmative vote of not less than a majority of the our stock entitled to vote thereon, provided that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of our stock entitled to vote thereon held by Disinterested Stockholders. “Controlling Person” means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding our securities) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of stock, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity. “Disinterested Stockholders” means those holders of stock entitled to vote on any matter, none of which is a Controlling Person.

The board of directors may, by majority vote, amend or repeal our bylaws and may adopt new bylaws.

Our stockholders may not adopt, amend, or repeal our bylaws or adopt new bylaws except by the vote or written consent of at least 66 2/3% of the voting power of the company.

Exclusive Forum Selection

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or amended and restated bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. We do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act, the Securities Exchange Act of 1934, or the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing on the NYSE American

The common stock is listed on the NYSE American under the symbol “BTX.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.